Exhibit 10.4

PRESIDENT AND CHIEF EXECUTIVE OFFICER

EMPLOYMENT AGREEMENT

AGREEMENT made effective as of the 1st day of July, 2010, by and between MARCUS & MILLICHAP REAL ESTATE INVESTMENT SERVICES, INC. a California corporation, hereinafter referred to as “Company” and JOHN J. KERIN, hereinafter referred to as “Employee.”

WHEREAS, the parties desire to enter into an employment agreement whereby the Company employs Employee as President and Chief Executive Officer of the Company and Employee will serve in the capacity of President and Chief Executive Officer;

NOW, THEREFORE, the parties agree as follows:

1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company on the terms and conditions set forth in this Agreement.

2. Term of Employment. This Agreement shall be in effect from July 1, 2010. The Company and Employee hereby agree that Employee’s employment with the Company is at will and either party may terminate this Agreement and the parties’ employment relationship at any time, with or without cause, on thirty (30) days’ written notice to the other party.

3. Duties. Subject to the control and direction of the Executive Committee of the Board of Directors , the, Employee shall serve as President and Chief Executive Officer for the Company in the Company’s Encino Office, State of California. As President and Chief Executive Officer, Employee shall serve as an officer of the Company pursuant to the powers set forth in the Company’s bylaws and policies and procedures, shall serve the Company diligently and according to his best abilities in all respects, and generally do all things for the best interest of the Company as are usually done by persons occupying similar positions in similar businesses. Employee shall render such other unrelated services and duties as may be assigned to him from time to time by the Executive Committee of the Board of Directors of the Company.

4. Licensing. Employee agrees to remain continuously licensed by the State of California as a real estate broker or salesperson during the term of this Agreement and to provide and pay for all necessary professional license fees and dues. The Company shall reimburse Employee for any such fees or dues relating to such licensing or the testing for such license. Employee agrees to commit no act of a type for which the real estate commissioner of the State of California is authorized to revoke a license.

5. Manner of Performance. Employee shall devote all of his business time to the performance of his duties for the Company, Employee shall at all times faithfully, industriously, and to the best of his ability, experience, and talent, perform all duties that may be required of and from him, pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Such duties shall be rendered at the above-mentioned premises and at such other place or places as the Company shall in good faith require or as the interests, needs, business, and opportunities of the Company shall require or make advisable.

6. Compensation and Fringe Benefits. The compensation and fringe benefits to be received by Employee in consideration of the services to be rendered by Employee are set forth in Exhibit “A” attached hereto. The terms and provisions of Exhibit “A” are fully incorporated into this Agreement by this reference. Employee shall not be entitled to any compensation or benefits from the Company except as set forth in this Agreement and on Exhibit “A” hereto.

7. Effect of Termination on Compensation. Employee shall be entitled to the base salary and fringe benefits earned by him prior to the date of termination as set forth in Exhibit A. Employee shall not earn or become entitled to any incentive compensation which has not been previously awarded or declared by the Company.

Employee shall be obligated to return to the Company, within ten (10) days after the termination of his employment, advance payments, if any, of incentive compensation made to him during the annual period in which such termination occurs. Interest shall accrue on the sum of any such advances at the rate of ten percent (10%) per annum after said ten-day period.

8. Business Expenses. The Company will promptly reimburse Employee for reasonable business expenses incurred by Employee in promoting the business of the Company, including expenditures for entertainment, gifts and travel, provided that:

(i) Each such expenditure is of a nature qualifying it as a proper deduction on the Federal and State income tax returns of the Company; and

(ii) Employee furnishes to the Company, in accordance with the Company’s established policy, adequate records and other documentary evidence required by Federal and State statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as income tax deductions.

9. Non-competition and Confidential Information.

(i) During the term of this Agreement, Employee shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, owner, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company or the Company’s affiliates. In this regard, Employee acknowledges that, as President and Chief Executive Officer and as an officer of the Company, he serves in a position of trust to the Company and its affiliates and that he owes a fiduciary duty of loyalty to the Company, its shareholders and its affiliates. As a result, Employee agrees that, during the term of his employment with the Company or with any of its affiliates and for a three-year period thereafter, he will be bound by the Restrictive Covenants set out in Section 17 of the Shareholder Buy-Sell Agreement made as of July 1, 2010 between Employee and the Company.

(ii) Employee recognizes that information will be disclosed or made known to him as a consequence of or through his employment by the Company pertaining to (1) the Company’s and its affiliates’ sales programs and services, including information relating to market research and development, training, computer programs and systems, computerized information access, accounting, marketing and selling plans and proposals; (2) the Company’s and its affiliates’ financial affairs, their customers, their employees and independent sales personnel and the scope of their work; (3) past, present or future research and studies concerning customers and customer development and business activities; and (4) such other matters relating to the Company and its affiliates as may be in any way helpful to their competitors. All such information is hereafter referred to as “Confidential Information”; provided, however, that Confidential Information does not include any knowledge, procedures or techniques acquired or known by Employee in their entirety prior to his employment by the Company by reason of his previous employment or experience.

(iii) Except as strictly required in the performance of his duties to the Company, Employee will never directly or indirectly use, disseminate or disclose any Confidential Information, either during or subsequent to his employment with the Company. Further, Employee acknowledges that the obligations under the Confidentiality Agreement executed on September 25, 1996 remain and are not modified by this Agreement.

(iv) In the event of a violation or a threatened violation by Employee of any of the terms of this paragraph 9, Employee hereby acknowledges and agrees that the Company, in addition to all other remedies available to it at law, in equity or under this Agreement, will have the right to affirmative or negative injunctive relief from a court of competent jurisdiction, without the necessity of posting bond. Furthermore, the Company will have the right to (i) restrain Employee from disclosing or using, in whole or in part, any Confidential Information, and (ii) restrain Employee from any continued or threatened violation of the restrictive covenants contained in this Agreement.

(v) Employee acknowledges that he has received and has read a copy of the Company’s Employee Manual as now in effect and as revised from time to time, and agrees to abide by all terms and conditions thereof.

10. Ownership of Records. All documents and other materials relating to the Company’s or its affiliates’ accounts of customers, real estate listings, employees, sales personnel, computer programs, investments, financial statements, training programs or any other type of Confidential Information, and all copies thereof, and all documents prepared by Employee or otherwise coming into his possession during the course of his employment with the Company, are the exclusive property of the Company. All such documents shall be immediately returned by Employee to the Company upon termination of his employment for any reason.

11. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by certified mail. Mailed notices shall be addressed to the parties at the addresses appearing just under their signature on the execution page of this Agreement, but each party may change his address by giving written notice thereof to the other party.

12. Entire Agreement. Other than as expressly referenced herein, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. In the event of a conflict between this Agreement and a Shareholder Buy-Sell executed before the date of this Agreement or in the future by Employee, the terms of the Shareholder Buy-Sell shall govern. Any modification of this Agreement will be effective only it if is in writing signed by the party to be charged.

13. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

14. Arbitration. Should any dispute arise between or among any parties hereto concerning the subject matter of this Agreement, including without limitation the termination of the employment relationship between the Company and Employee, it shall be fully and finally resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The award of the arbitrator(s) may be entered in any court of competent jurisdiction. By executing this Agreement, the parties hereto are waiving the right to a jury trial with respect to such disputes. Employee and the Company shall equally share the costs of the arbitrator(s), forum, and filing fees.

15. Attorneys’ Fees. In the event a lawsuit or arbitration is instituted by either party concerning any aspect of this Agreement, the prevailing party shall be entitled to recover from the other party court costs and reasonable attorneys’ fees in addition to any other appropriate relief.

16. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE	MARCUS & MILLICHAP REAL ESTATE INVESTMENT SERVICES, INC.
a California corporation

By:

JOHN J. KERIN

GEORGE M. MARCUS
Address:	Chairman
2626 Hanover Street
Palo Alto, CA 94304

EXHIBIT A

1.	Base Salary: $33,333.33 per month.

2.	Equity: (i) Option to purchase at book value 2,775 shares in REIS, vesting over three years starting July 1, 2010; vesting ceases upon any termination of employment; (ii) award of 2,775 Stock Appreciation Rights (SARs), vesting over three years starting July 1, 2010; vesting ceases upon any termination of employment. Both the stock option and SAR award are subject to the terms of the applicable REIS equity plan(s) and to execution of the applicable agreements.

3.	Annual Discretionary Incentive: Subject to the Employee’s continued employment through the incentive payment date, Employee will be eligible to earn an annual discretionary incentive (based on the results for the Company’s fiscal year) of up to four (4%) of REIS’ fiscal year-end pre-tax profit; provided, however, that any such bonus shall not exceed three times the amount of the base salary actually paid to Employee during the applicable fiscal year. Employee’s eligibility for such incentive, as well as the actual amount of any such incentive, will be determined by the Company’s Executive Committee of the Board of Directors (the “Committee”), in the Committee’s sole discretion, based upon various objective and subjective factors including, but not limited to, the Company’s performance during the fiscal year and Employee’s achievement of the goals and objectives that are agreed upon for that fiscal year. To the extent earned (which requires that Employee be employed by the Company on the incentive payment date), any discretionary incentive will be paid on or before the 60th day following the end of the fiscal year for which the incentive is earned, and will be subject to applicable withholding. In the event that Employee’s employment terminates for any reason prior to the discretionary incentive payment date, Employee will not earn, in whole or in part, any discretionary incentive.

4.	No Severance: In the event that Employee’s employment terminates for any reason, the Company shall have no obligation to pay Employee any severance compensation, payments, or benefits.

Summary of Changes to John Kerin Compensation (May 2012)

Maximum discretionary incentive increased to four times the amount of the base salary actually paid to Employee during the applicable fiscal year. Incentive compensation for 2013 will be dependent on whether MMC achieves 50% or better of its financial plans for the fiscal year ending March 31, 2013.